Exhibit 10ssss

Norfolk Southern Corporation Long-Term Incentive Plan

2013 Award Agreement

Non-Qualified Stock Option

            This AGREEMENT dated as of <Date> (Award Date), between NORFOLK SOUTHERN CORPORATION (Corporation), a Virginia corporation, and <Employee Name> (Participant), Employee ID No. <Emp_Id>.

1.      Award Contingent Upon Execution of this Agreement and of Non-Compete.  This Award is contingent upon the Participant’s execution of this Agreement and the associated non-compete agreement.  This Award shall be void, and the Participant shall not be entitled to any rights hereunder, unless the Participant executes the non-compete agreement on or before <Date>.

2.      Terms of Plan Govern.  Each Award made hereunder is made pursuant to the Norfolk Southern Corporation Long‑Term Incentive Plan (Plan), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement.  The Participant agrees to be bound by all the terms and provisions of the Plan and by all determinations of the Committee thereunder.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

3.      Award of Non-Qualified Stock Option.  The Corporation hereby grants to the Participant on Award Date a Non-Qualified Stock Option (NQSO) to purchase <#_of_NQSOs> shares of the Corporation’s Common Stock at a price of $<Share Price> per share, which is equal to the higher of (i) the Fair Market Value or (ii) the Closing Market Price of the Corporation’s Common Stock on the Award Date.  For purposes of this Agreement, the term “Closing Market Price” means the price at which the Corporation’s Common Stock was last sold in the principal United States market for such Common Stock as of the Award Date.

(a)    Duration of Option.  This Option (to the extent not earlier exercised) will expire at 11:59 p.m. on <Date>, being ten (10) years from the Award Date, except that the term of the Option is subject to earlier termination if the Participant’s employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, in which case the Option shall expire at the close of business on the last day of active service by the Participant with the Corporation or a Subsidiary Company.  If the Participant is granted a leave of absence and his or her employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, the Option grant shall expire at the close of business on the last day of employment with the Corporation or a Subsidiary Company.  If the Participant Engages in Competing Employment within a period of three years following Retirement or Disability, the term of this Option shall terminate immediately, and all rights of the Participant to such Options shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company.  A Participant “Engages in Competing Employment” if the Participant works for or provides services for any Competitor, on the Participant’s own behalf or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, officer, partner, joint venturer, or employee.  For this purpose, a “Competitor” is any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with Corporation, including motor and water carriers.

(b)   Exercise of Option.  This Option may be exercised in whole or in part at any time or times prior to its expiration; provided that any purchase of less than all of the shares of Common Stock then subject to exercise shall be for 50 shares or a multiple thereof; and provided further that the first exercise of this Option shall not occur before the fourth anniversary of the date on which the Option was granted.  Notwithstanding the foregoing, if the Participant’s employment with the Corporation or a Subsidiary Company is terminated by reason of the Participant’s Retirement or death before the fourth anniversary of the date on which the Option was granted, the Participant (or, in the case of death, the Participant’s Beneficiary) may first exercise this Option on the later of the first anniversary of the date on which this Option was granted or the effective date of the Participant’s Retirement or death.  Notice of the exercise of all or any part of this Option shall be given in the manner prescribed by the Secretary of the Corporation.  Such notice shall be irrevocable, shall specify the number of shares to be purchased and the purchase price to be paid therefore, and must be accompanied by the payment of the purchase price as provided in paragraph 3(c) herein.  Upon the exercise of such Option, the Common Stock purchased will be distributed.

(c)   Payment of Option Price.  The purchase price of Common Stock upon exercise of this Option shall be paid in full to the Corporation at the time of the exercise of the Option in cash or by the surrender to the Corporation of shares of previously acquired Common Stock which shall have been held by the Participant for at least six (6) months and which shall be valued at Fair Market Value on the date the Option is exercised, or by a combination of cash and such Common Stock.

(d)   Non‑transferability.  This Option may be exercised during the lifetime of the Participant only by the Participant, and following death only by the Participant’s Beneficiary.  If a Beneficiary dies after the Participant dies but before the Option is exercised and before such rights expire, such rights shall become assets of the Beneficiary’s estate.  Except as provided in this paragraph, Options may not be assigned or alienated, whether voluntarily or involuntarily.

4.      Dividend Equivalent Payments.  Except as otherwise provided herein, for a period of four (4) years from the date of this Agreement, the Corporation shall make to the Participant who holds an option under this Agreement on the declared record date a cash payment on the outstanding shares of Common Stock covered by this Option, payable on the tenth (10th) day of March, June, September and December, in an amount equal to dividends declared by the Board of Directors of the Corporation and paid on Common Stock.  If the employment of the Participant is terminated for any reason, including Retirement, Disability or death, the Corporation shall have no further obligation to make any payments commensurate with dividends on shares of Common Stock covered by this Option.

Each dividend equivalent shall be equal to the amount of the regular quarterly dividend paid in accordance with the Corporation’s normal dividend payment practice as may be determined by the Committee, in its sole discretion.  Dividend equivalent payments shall not be made during a Participant’s leave of absence.

5.      Savings Clause for Rules of Professional Responsibility.  Nothing contained in this Agreement will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Virginia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.

6.      Recoupment.  The Participant acknowledges that the Corporation shall recover from any Participant who is a current or former executive officer all or any portion of any exercised Options to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law No. 111‑203, or as may otherwise be required by law.

            IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement by his or her electronic acceptance hereof, in acceptance of the above‑mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.

                                                             By:

                                                                        NORFOLK SOUTHERN CORPORATION